                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                                  ------------------------------
                                                            OMB Approval
                                                  ------------------------------
                                                  OMB Number:          3235-0360
                                                  Expires:
                                                  Estimated average burden hours
                                                   per response............0.05
                                                  ------------------------------
                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

-----------------------------------------------------------------------------------------------
1. Investvest Company Act File Number                     Date examination completed:
                                                          6/30/01; 8/31/01
811-3153
-----------------------------------------------------------------------------------------------
2. State Identification Number:

-----------------------------------------------------------------------------------------------
AL None        AK Attach.      AZ Attach.        AR Attach.       CA 505-2479    CO IC91-00-432
-----------------------------------------------------------------------------------------------
CT Attach.     DE Attach.      DC Attach.        FL 33630(9)      GA SC-15353    HI None
-----------------------------------------------------------------------------------------------
ID Attach.     IL 0046889      IN 90-0072 IC     IA Attach.       KS Attach.     KY Attach.
-----------------------------------------------------------------------------------------------
LA Attach.     ME Attach.      MD Attach.        MA Attach.       MI Attach.     MN R-34008
-----------------------------------------------------------------------------------------------
MS Attach.     MO Attach.      MT Attach.        NE Attach.       NV None        NH None
-----------------------------------------------------------------------------------------------
NJ None        NM Attach.      NY Attach.        NC 1394          ND Attach.     OH Attach.
-----------------------------------------------------------------------------------------------
OK Attach.     OR Attach.      PA 9004004MF      RI None          SC Attach.     SD Attach.
-----------------------------------------------------------------------------------------------
TN Attach.     TX Attach.      UT Attach.        VT Attach        VA 561         WA Attach.
-----------------------------------------------------------------------------------------------
WV Attach.     WI Attach.      WY 18620          PUERTO RICO Attach.
-----------------------------------------------------------------------------------------------
Other (specify): Guam - 5587
-----------------------------------------------------------------------------------------------
 3. Exact Name of Investment Company as Specified in Registration Statement:
                Frank Russell Investment Company
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):
                  909 A Street, Tacoma, WA  98402
-----------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company
1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                   ATTACHMENT
                                 TO FORM N-17f-2

                        FRANK RUSSELL INVESTMENT COMPANY


-------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
-------------------------------------------------------------------------------------------------------
Alaska                  Aggressive Strategy - Class C, D, E, S              01-03934
                        Balanced Strategy - Class C, D, E, S                01-03791
                        Conservative Strategy - Class C, D, E, S            01-03790
                        Equity Aggressive Strategy - Class C, D, E, S       01-03789
                        Moderate Strategy - Class C, D, E, S                01-03788
-------------------------------------------------------------------------------------------------------
Arizona                 Aggressive Strategy - Class C                       21935
                        Aggressive Strategy - Class D                       17121
                        Aggressive Strategy - Class E                       18000
                        Aggressive Strategy - Class S                       25377
                        Balanced Strategy - Class C                         21936
                        Balanced Strategy - Class D                         17122
                        Balanced Strategy - Class E                         18001
                        Balanced Strategy - Class S                         25378
                        Conservative Strategy - Class C                     21937
                        Conservative Strategy - Class D                     17123
                        Conservative Strategy - Class E                     18002
                        Conservative Strategy - Class S                     25379
                        Equity Aggressive Strategy - Class C                21947
                        Equity Aggressive Strategy - Class D                17124
                        Equity Aggressive Strategy - Class E                18003
                        Equity Aggressive Strategy - Class S                25380
                        Moderate Strategy - Class C                         21958
                        Moderate Strategy - Class D                         17125
                        Moderate Strategy - Class E                         18004
                        Moderate Strategy - Class S                         25381
-------------------------------------------------------------------------------------------------------
Arkansas                Aggressive Strategy - Class C, D, E, S              90-M0059-28
                        Balanced Strategy - Class C, D, E, S                90-M0059-27
                        Conservative Strategy - Class C, D, E, S            90-M0059-24
                        Equity Aggressive Strategy - Class C, D, E, S       90-M0059-26
                        Moderate Strategy - Class C, D, E, S                90-M0059-25
-------------------------------------------------------------------------------------------------------
Connecticut             Aggressive Strategy - Class C, D, E, S              205897
                        Balanced Strategy - Class C, D, E, S                205900
                        Conservative Strategy - Class C, D, E, S            205899
                        Equity Aggressive Strategy - Class C, D, E, S       205898
                        Moderate Strategy - Class C, D, E, S                205901
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
-------------------------------------------------------------------------------------------------------
District of             Aggressive Strategy - Class C                       6000663
Columbia                Aggressive Strategy - Class D                       6000663
                        Aggressive Strategy - Class E                       6000664
                        Aggressive Strategy - Class S                       6000664
                        Balanced Strategy - Class C                         6000664
                        Balanced Strategy - Class D                         6000664
                        Balanced Strategy - Class E                         6000664
                        Balanced Strategy - Class S                         6000664
                        Conservative Strategy - Class C                     6000664
                        Conservative Strategy - Class D                     6000664
                        Conservative Strategy - Class E                     6000664
                        Conservative Strategy - Class S                     6000664
                        Equity Aggressive Strategy - Class C                6000665
                        Equity Aggressive Strategy - Class D                6000666
                        Equity Aggressive Strategy - Class E                6000666
                        Equity Aggressive Strategy - Class S                6000666
                        Moderate Strategy - Class C                         6000671
                        Moderate Strategy - Class D                         6000671
                        Moderate Strategy - Class E                         6000671
                        Moderate Strategy - Class S                         6000671
-------------------------------------------------------------------------------------------------------
Delaware                Aggressive Strategy - Class C, D, E, S              5005
                        Balanced Strategy - Class C, D, E, S                5004
                        Conservative Strategy - Class C, D, E, S            5002
                        Equity Aggressive Strategy - Class C, D, E, S       5001
                        Moderate Strategy - Class C, D, E, S                5003
-------------------------------------------------------------------------------------------------------
Idaho                   Aggressive Strategy - Class C, D, E, S              47928
                        Balanced Strategy - Class C, D, E, S                47927
                        Conservative Strategy - Class C, D, E, S            47925
                        Equity Aggressive Strategy - Class C, D, E, S       47924
                        Moderate Strategy - Class C, D, E, S                47926
-------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
State            Portfolio                                           State Identification Number
-----            ---------                                           ---------------------------
----------------------------------------------------------------------------------------------------
Iowa             Aggressive Strategy - Class C                       I-43109
                 Aggressive Strategy - Class D                       I-38420
                 Aggressive Strategy - Class E                       I-39262
                 Aggressive Strategy - Class S                       I-46320
                 Balanced Strategy - Class C                         I-43110
                 Balanced Strategy - Class D                         I-38424
                 Balanced Strategy - Class E                         I-39263
                 Balanced Strategy - Class S                         I-46323
                 Conservative Strategy - Class C                     I-43111
                 Conservative Strategy - Class D                     I-38421
                 Conservative Strategy - Class E                     I-39264
                 Conservative Strategy - Class S                     I-46322
                 Equity Aggressive Strategy - Class C                I-43131
                 Equity Aggressive Strategy - Class D                I-38422
                 Equity Aggressive Strategy - Class E                I-39265
                 Equity Aggressive Strategy - Class S                I-46321
                 Moderate Strategy - Class C                         I-43112
                 Moderate Strategy - Class D                         I-38423
                 Moderate Strategy - Class E                         I-39266
                 Moderate Strategy - Class S                         I-46319
----------------------------------------------------------------------------------------------------
Kansas           Aggressive Strategy - Class C, D, E, S              97S0001180
                 Balanced Strategy - Class C, D, E, S                97S0001181
                 Conservative Strategy - Class C, D, E, S            97S0001182
                 Equity Aggressive Strategy - Class C, D, E, S       97S0001183
                 Moderate Strategy - Class C, D, E, S                97S0001184
----------------------------------------------------------------------------------------------------
Kentucky         LifePoints Funds - Class C Prospectus               M39140
                 LifePoints Funds - Class D Prospectus               M39141
                 LifePoints Funds - Class E, S Prospectus            M33793
----------------------------------------------------------------------------------------------------
Louisiana        LifePoints Funds - Class C Prospectus               74685
                 LifePoints Funds - Class D Prospectus               68505
                 LifePoints Funds - Class E, S Prospectus            74686
----------------------------------------------------------------------------------------------------
Maine            Aggressive Strategy - Class C                       MF-R1-8025
                 Aggressive Strategy - Class D                       1-13753
                 Aggressive Strategy - Class E                       0-1513
                 Aggressive Strategy - Class S                       MF-R1-8340
                 Balanced Strategy - Class C                         MF-R1-8024
                 Balanced Strategy - Class D                         1-13754
                 Balanced Strategy - Class E                         2-1499
                 Balanced Strategy - Class S                         MF-R1-8341
                 Conservative Strategy - Class C                     1-14184
                 Conservative Strategy - Class D                     1-13755
                 Conservative Strategy - Class E                     2-1546
                 Conservative Strategy - Class S                     MF-R1-8342
                 Equity Aggressive Strategy - Class C                MF-R1-8023
                 Equity Aggressive Strategy - Class D                1-13756
                 Equity Aggressive Strategy - Class E                2-1547
                 Equity Aggressive Strategy - Class S                MF-R1-8343
                 Moderate Strategy - Class C                         MF-R1-8082
                 Moderate Strategy - Class D                         1-13757
                 Moderate Strategy - Class E                         2-1548
                 Moderate Strategy - Class S                         MF-R1-8344
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
State                   Portfolio                                     State Identification Number
-----                   ---------                                     ---------------------------
----------------------------------------------------------------------------------------------------
Maryland                Aggressive Strategy - Class C                 SM19982868
                        Aggressive Strategy - Class D                 SM19970582
                        Aggressive Strategy - Class E                 SM19971278
                        Aggressive Strategy - Class S                 SM20000252
                        Balanced Strategy - Class C                   SM19982867
                        Balanced Strategy - Class D                   SM19970588
                        Balanced Strategy - Class E                   SM19971277
                        Balanced Strategy - Class S                   SM20000253
                        Conservative Strategy - Class C               SM19982866
                        Conservative Strategy - Class D               SM19970585
                        Conservative Strategy - Class E               SM19971276
                        Conservative Strategy - Class S               SM20000254
                        Equity Aggressive Strategy - Class C          SM19982849
                        Equity Aggressive Strategy - Class D          SM19970586
                        Equity Aggressive Strategy - Class E          SM19971275
                        Equity Aggressive Strategy - Class S          SM20000255
                        Moderate Strategy - Class C                   SM19982852
                        Moderate Strategy - Class D                   SM19970584
                        Moderate Strategy - Class E                   SM19971279
                        Moderate Strategy - Class S                   SM20000256
----------------------------------------------------------------------------------------------------
Massachusetts           Aggressive Strategy - Class C                 003943
                        Aggressive Strategy - Class D                 003942
                        Aggressive Strategy - Class E                 003941
                        Aggressive Strategy - Class S                 None
                        Balanced Strategy - Class C                   003940
                        Balanced Strategy - Class D                   003939
                        Balanced Strategy - Class E                   003938
                        Balanced Strategy - Class S                   None
                        Conservative Strategy - Class C               003937
                        Conservative Strategy - Class D               003936
                        Conservative Strategy - Class E               003935
                        Conservative Strategy - Class S               None
                        Equity Aggressive Strategy - Class C          003919
                        Equity Aggressive Strategy - Class D          003918
                        Equity Aggressive Strategy - Class E          003917
                        Equity Aggressive Strategy - Class S          None
                        Moderate Strategy - Class C                   003890
                        Moderate Strategy - Class D                   003889
                        Moderate Strategy - Class E                   003888
                        Moderate Strategy - Class S                   None
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
-------------------------------------------------------------------------------------------------------------
Michigan                Aggressive Strategy - Class C                       277958
                        Aggressive Strategy - Class D                       923594
                        Aggressive Strategy - Class E                       929420
                        Aggressive Strategy - Class S                       279496
                        Balanced Strategy - Class C                         277960
                        Balanced Strategy - Class D                         923595
                        Balanced Strategy - Class E                         929421
                        Balanced Strategy - Class S                         279494
                        Conservative Strategy - Class C                     927151
                        Conservative Strategy - Class D                     923596
                        Conservative Strategy - Class E                     929422
                        Conservative Strategy - Class S                     279495
                        Equity Aggressive Strategy - Class C                277952
                        Equity Aggressive Strategy - Class D                923597
                        Equity Aggressive Strategy - Class E                929423
                        Equity Aggressive Strategy - Class S                279497
                        Moderate Strategy - Class C                         277950
                        Moderate Strategy - Class D                         923598
                        Moderate Strategy - Class E                         929424
                        Moderate Strategy - Class S                         930896
-------------------------------------------------------------------------------------------------------------
Mississippi             Aggressive Strategy - Class C                       MF-98-12-162
                        Aggressive Strategy - Class D                       MF-97-04-150
                        Aggressive Strategy - Class E                       MF-97-08-105
                        Aggressive Strategy - Class S                       MF-00-01-244
                        Balanced Strategy - Class C                         MF-98-12-163
                        Balanced Strategy - Class D                         MF-97-04-149
                        Balanced Strategy - Class E                         MF-97-08-106
                        Balanced Strategy - Class S                         MF-00-01-245
                        Conservative Strategy - Class C                     MF-98-12-161
                        Conservative Strategy - Class D                     MF-97-04-147
                        Conservative Strategy - Class E                     MF-97-08-107
                        Conservative Strategy - Class S                     MF-00-01-246
                        Equity Aggressive Strategy - Class C                MF-98-12-152
                        Equity Aggressive Strategy - Class D                MF-97-04-146
                        Equity Aggressive Strategy - Class E                MF-97-08-108
                        Equity Aggressive Strategy - Class S                MF-00-01-247
                        Moderate Strategy - Class C                         MF-98-12-140
                        Moderate Strategy - Class D                         MF-97-04-148
                        Moderate Strategy - Class E                         MF-97-08-109
                        Moderate Strategy - Class S                         MF-00-01-248
-------------------------------------------------------------------------------------------------------------
Missouri                Aggressive Strategy - Class C, D, E, S              177875
                        Balanced Strategy - Class C, D, E, S                177874
                        Conservative Strategy - Class C, D, E, S            177872
                        Equity Aggressive Strategy - Class C, D, E, S       177871
                        Moderate Strategy - Class C, D, E, S                177873
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
-------------------------------------------------------------------------------------------------------------
Montana                 Aggressive Strategy - Class C, D, E, S              36808
                        Balanced Strategy - Class C, D, E, S                36809
                        Conservative Strategy - Class C, D, E, S            36810
                        Equity Aggressive Strategy - Class C, D, E, S       36811
                        Moderate Strategy - Class C, D, E, S                36812
-------------------------------------------------------------------------------------------------------------
Nebraska                Aggressive Strategy - Class C                       37,093
                        Aggressive Strategy - Class D                       33,011
                        Aggressive Strategy - Class E                       33,748
                        Aggressive Strategy - Class S                       39,745
                        Balanced Strategy - Class C                         37,094
                        Balanced Strategy - Class D                         33,012
                        Balanced Strategy - Class E                         33,749
                        Balanced Strategy - Class S                         39,746
                        Conservative Strategy - Class C                     37,095
                        Conservative Strategy - Class D                     33,014
                        Conservative Strategy - Class E                     33,750
                        Conservative Strategy - Class S                     39,747
                        Equity Aggressive Strategy - Class C                37,099
                        Equity Aggressive Strategy - Class D                33,015
                        Equity Aggressive Strategy - Class E                33,751
                        Equity Aggressive Strategy - Class S                39,748
                        Moderate Strategy - Class C                         37,116
                        Moderate Strategy - Class D                         33,013
                        Moderate Strategy - Class E                         33,752
                        Moderate Strategy - Class S                         39,749
-------------------------------------------------------------------------------------------------------------
New Mexico              Aggressive Strategy - Class C                       696013
                        Aggressive Strategy - Class D                       321531
                        Aggressive Strategy - Class E                       322323
                        Aggressive Strategy - Class S                       318121
                        Balanced Strategy - Class C                         696014
                        Balanced Strategy - Class D                         322324
                        Balanced Strategy - Class E                         322325
                        Balanced Strategy - Class S                         318122
                        Conservative Strategy - Class C                     696015
                        Conservative Strategy - Class D                     322326
                        Conservative Strategy - Class E                     322327
                        Conservative Strategy - Class S                     318123
                        Equity Aggressive Strategy - Class C                696025
                        Equity Aggressive Strategy - Class D                322333
                        Equity Aggressive Strategy - Class E                322334
                        Equity Aggressive Strategy - Class S                318124
                        Moderate Strategy - Class C                         696036
                        Moderate Strategy - Class D                         322346
                        Moderate Strategy - Class E                         321533
                        Moderate Strategy - Class S                         318125
-------------------------------------------------------------------------------------------------------------
New York                Aggressive Strategy - Class C, D, E, S              S27-89-97
                        Balanced Strategy - Class C, D, E, S                S27-89-98
                        Conservative Strategy - Class C, D, E, S            S27-90-00
                        Equity Aggressive Strategy - Class C, D, E, S       S27-90-01
                        Moderate Strategy - Class C, D, E, S                S27-89-99
-------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
---------------------------------------------------------------------------------------------------------------
North Dakota            Aggressive Strategy - Class C                       X461
                        Aggressive Strategy - Class D                       S750
                        Aggressive Strategy - Class E                       T495
                        Aggressive Strategy - Class S                       AA308
                        Balanced Strategy - Class C                         X462
                        Balanced Strategy - Class D                         S751
                        Balanced Strategy - Class E                         T496
                        Balanced Strategy - Class S                         AA309
                        Conservative Strategy - Class C                     X463
                        Conservative Strategy - Class D                     S752
                        Conservative Strategy - Class E                     T497
                        Conservative Strategy - Class S                     AA310
                        Equity Aggressive Strategy - Class C                X467
                        Equity Aggressive Strategy - Class D                S753
                        Equity Aggressive Strategy - Class E                T498
                        Equity Aggressive Strategy - Class S                AA311
                        Moderate Strategy - Class C                         X484
                        Moderate Strategy - Class D                         S754
                        Moderate Strategy - Class E                         T499
                        Moderate Strategy - Class S                         AA312
---------------------------------------------------------------------------------------------------------------
Ohio                    LifePoints Funds - Class C Prospectus               28886
                        LifePoints Funds - Class D Prospectus               23783
                        LifePoints Funds - Class E, S Prospectus            19712
---------------------------------------------------------------------------------------------------------------
Oklahoma                Aggressive Strategy - Class C                       SE-2024252
                        Aggressive Strategy - Class D                       SE-2024253
                        Aggressive Strategy - Class E                       SE-2024254
                        Aggressive Strategy - Class S                       SE-2024623
                        Balanced Strategy - Class C                         SE-2024255
                        Balanced Strategy - Class D                         SE-2024256
                        Balanced Strategy - Class E                         SE-2024257
                        Balanced Strategy - Class S                         SE-2024622
                        Conservative Strategy - Class C                     SE-2024258
                        Conservative Strategy - Class D                     SE-2024259
                        Conservative Strategy - Class E                     SE-2024260
                        Conservative Strategy - Class S                     SE-2024621
                        Equity Aggressive Strategy - Class C                SE-2024252
                        Equity Aggressive Strategy - Class D                SE-2009936
                        Equity Aggressive Strategy - Class E                SE-2009937
                        Equity Aggressive Strategy - Class S                SE-2024623
                        Moderate Strategy - Class C                         SE-2009938
                        Moderate Strategy - Class D                         SE-2024285
                        Moderate Strategy - Class E                         SE-2024287
                        Moderate Strategy - Class S                         SE-2024619
---------------------------------------------------------------------------------------------------------------
Oregon                  LifePoints Funds - Class C Prospectus               2000-884
                        LifePoints Funds - Class D Prospectus               2000-883
                        LifePoints Funds - Class E, S Prospectus            1997-0413
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
---------------------------------------------------------------------------------------------------------------
Puerto Rico             Aggressive Strategy - Class C                       S-19743-2
                        Aggressive Strategy - Class D                       S-19743
                        Aggressive Strategy - Class E                       S-19743-1
                        Aggressive Strategy - Class S                       S-22572
                        Balanced Strategy - Class C                         S-19744-2
                        Balanced Strategy - Class D                         S-19744
                        Balanced Strategy - Class E                         S-19744-1
                        Balanced Strategy - Class S                         S-19744-3
                        Conservative Strategy - Class C                     S-19747-2
                        Conservative Strategy - Class D                     S-19747
                        Conservative Strategy - Class E                     S-19747-1
                        Conservative Strategy - Class S                     S-22573
                        Equity Aggressive Strategy - Class C                S-19759-2
                        Equity Aggressive Strategy - Class D                S-19759
                        Equity Aggressive Strategy - Class E                S-19759-1
                        Equity Aggressive Strategy - Class S                S-22574
                        Moderate Strategy - Class C                         S-19750-2
                        Moderate Strategy - Class D                         S-19750
                        Moderate Strategy - Class E                         S-19750-1
                        Moderate Strategy - Class S                         S-19750-3
---------------------------------------------------------------------------------------------------------------
South Carolina          Aggressive Strategy - Class C, D, E, S              MF10670
                        Balanced Strategy - Class C, D, E, S                MF10669
                        Conservative Strategy - Class C, D, E, S            MF10667
                        Equity Aggressive Strategy - Class C, D, E, S       MF10671
                        Moderate Strategy - Class C, D, E, S                MF10668
---------------------------------------------------------------------------------------------------------------
South Dakota            Aggressive Strategy - Class C                       18048
                        Aggressive Strategy - Class D                       9126
                        Aggressive Strategy - Class E                       10625
                        Aggressive Strategy - Class S                       20819
                        Balanced Strategy - Class C                         18047
                        Balanced Strategy - Class D                         9127
                        Balanced Strategy - Class E                         10626
                        Balanced Strategy - Class S                         20820
                        Conservative Strategy - Class C                     18046
                        Conservative Strategy - Class D                     9129
                        Conservative Strategy - Class E                     10628
                        Conservative Strategy - Class S                     20821
                        Equity Aggressive Strategy - Class C                18069
                        Equity Aggressive Strategy - Class D                9130
                        Equity Aggressive Strategy - Class E                10629
                        Equity Aggressive Strategy - Class S                20822
                        Moderate Strategy - Class C                         18056
                        Moderate Strategy - Class D                         9128
                        Moderate Strategy - Class E                         10627
                        Moderate Strategy - Class S                         20823
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
---------------------------------------------------------------------------------------------------------------
Tennessee               Aggressive Strategy - Class C                       RM01-0716
                        Aggressive Strategy - Class D                       RM01-0716
                        Aggressive Strategy - Class E                       RM01-0716
                        Aggressive Strategy - Class S                       RM01-0716
                        Balanced Strategy - Class C                         RM01-0716
                        Balanced Strategy - Class D                         RM01-0716
                        Balanced Strategy - Class E                         RM01-0716
                        Balanced Strategy - Class S                         RM01-0716
                        Conservative Strategy - Class C                     RM01-0716
                        Conservative Strategy - Class D                     RM01-0716
                        Conservative Strategy - Class E                     RM01-0716
                        Conservative Strategy - Class S                     RM01-0716
                        Equity Aggressive Strategy - Class C                RM01-0716
                        Equity Aggressive Strategy - Class D                RM01-0716
                        Equity Aggressive Strategy - Class E                RM01-0716
                        Equity Aggressive Strategy - Class S                RM01-0716
                        Moderate Strategy - Class C                         RM01-0716
                        Moderate Strategy - Class D                         RM01-0716
                        Moderate Strategy - Class E                         RM01-0716
                        Moderate Strategy - Class S                         RM01-0716
---------------------------------------------------------------------------------------------------------------
Texas                   Aggressive Strategy - Class C                       C-57981
                        Aggressive Strategy - Class D                       C-52744
                        Aggressive Strategy - Class E                       C-53652
                        Aggressive Strategy - Class S                       C-61519
                        Balanced Strategy - Class C                         C-57982
                        Balanced Strategy - Class D                         C-52745
                        Balanced Strategy - Class E                         C-53653
                        Balanced Strategy - Class S                         C-61520
                        Conservative Strategy - Class C                     C-57983
                        Conservative Strategy - Class D                     C-52746
                        Conservative Strategy - Class E                     C-53654
                        Conservative Strategy - Class S                     C-61521
                        Equity Aggressive Strategy - Class C                C-57987
                        Equity Aggressive Strategy - Class D                C-52747
                        Equity Aggressive Strategy - Class E                C-53655
                        Equity Aggressive Strategy - Class S                C-61522
                        Moderate Strategy - Class C                         C-58012
                        Moderate Strategy - Class D                         C-52748
                        Moderate Strategy - Class E                         C-53656
                        Moderate Strategy - Class S                         C-61523
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
State                   Portfolio                                           State Identification Number
-----                   ---------                                           ---------------------------
---------------------------------------------------------------------------------------------------------------
Utah                    LifePoints Funds - Class C Prospectus               006-7333-41
                        LifePoints Funds - Class D Prospectus               006-7333-54
                        LifePoints Funds - Class E, S Prospectus            005-8968-43
---------------------------------------------------------------------------------------------------------------
Vermont                 Aggressive Strategy - Class C                       1/11/99-04
                        Aggressive Strategy - Class D                       4/25/97-01
                        Aggressive Strategy - Class E                       8/29/97-82
                        Aggressive Strategy - Class S                       2/07/00-47
                        Balanced Strategy - Class C                         1/07/99-64
                        Balanced Strategy - Class D                         4/25/97-02
                        Balanced Strategy - Class E                         8/29/97-83
                        Balanced Strategy - Class S                         2/07/00-48
                        Conservative Strategy - Class C                     1/07/99-63
                        Conservative Strategy - Class D                     4/25/97-04
                        Conservative Strategy - Class E                     8/29/97-84
                        Conservative Strategy - Class S                     2/07/00-49
                        Equity Aggressive Strategy - Class C                1/11/99-13
                        Equity Aggressive Strategy - Class D                4/25/97-05
                        Equity Aggressive Strategy - Class E                8/29/97-85
                        Equity Aggressive Strategy - Class S                2/07/00-50
                        Moderate Strategy - Class C                         1/11/99-27
                        Moderate Strategy - Class D                         4/25/97-03
                        Moderate Strategy - Class E                         8/29/97-88
                        Moderate Strategy - Class S                         2/07/00-51
---------------------------------------------------------------------------------------------------------------
Washington              Aggressive Strategy - Class C                       C-60751
                        Aggressive Strategy - Class D                       C-55816
                        Aggressive Strategy - Class E                       C-56696
                        Aggressive Strategy - Class S                       C-64040
                        Balanced Strategy - Class C                         C-60750
                        Balanced Strategy - Class D                         C-55815
                        Balanced Strategy - Class E                         C-56695
                        Balanced Strategy - Class S                         C-64039
                        Conservative Strategy - Class C                     C-60749
                        Conservative Strategy - Class D                     C-55813
                        Conservative Strategy - Class E                     C-56694
                        Conservative Strategy - Class S                     C-64038
                        Equity Aggressive Strategy - Class C                C-60740
                        Equity Aggressive Strategy - Class D                C-55812
                        Equity Aggressive Strategy - Class E                C-56693
                        Equity Aggressive Strategy - Class S                C-64037
                        Moderate Strategy - Class C                         C-60727
                        Moderate Strategy - Class D                         C-55814
                        Moderate Strategy - Class E                         C-56692
                        Moderate Strategy - Class S                         C-64036
---------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
State                  Portfolio                                          State Identification Number
-----                  ---------                                          ---------------------------
-------------------------------------------------------------------------------------------------------------
West Virginia          Aggressive Strategy - Class C                      MF-33895
                       Aggressive Strategy - Class D                      MF-22119
                       Aggressive Strategy - Class E                      MF-22915
                       Aggressive Strategy - Class S                      MF-37299
                       Balanced Strategy - Class C                        MF-33894
                       Balanced Strategy - Class D                        MF-22120
                       Balanced Strategy - Class E                        MF-22916
                       Balanced Strategy - Class S                        MF-37300
                       Conservative Strategy - Class C                    MF-33893
                       Conservative Strategy - Class D                    MF-22132
                       Conservative Strategy - Class E                    MF-22910
                       Conservative Strategy - Class S                    MF-37301
                       Equity Aggressive Strategy - Class C               MF-33901
                       Equity Aggressive Strategy - Class D               MF-22141
                       Equity Aggressive Strategy - Class E               MF-22919
                       Equity Aggressive Strategy - Class S               MF-37302
                       Moderate Strategy - Class C                        MF-33903
                       Moderate Strategy - Class D                        MF-22122
                       Moderate Strategy - Class E                        MF-22909
                       Moderate Strategy - Class S                        MF-37303
-------------------------------------------------------------------------------------------------------------
Wisconsin              Aggressive Strategy - Class C                      359880-03
                       Aggressive Strategy - Class D                      331116-03
                       Aggressive Strategy - Class E                      335158-03
                       Aggressive Strategy - Class S                      381315-03
                       Balanced Strategy - Class C                        359881-03
                       Balanced Strategy - Class D                        331117-03
                       Balanced Strategy - Class E                        335157-03
                       Balanced Strategy - Class S                        381314-03
                       Conservative Strategy - Class C                    359882-03
                       Conservative Strategy - Class D                    331119-03
                       Conservative Strategy - Class E                    335156-03
                       Conservative Strategy - Class S                    381313-03
                       Equity Aggressive Strategy - Class C               359877-03
                       Equity Aggressive Strategy - Class D               331120-03
                       Equity Aggressive Strategy - Class E               335155-03
                       Equity Aggressive Strategy - Class S               381312-03
                       Moderate Strategy - Class C                        359869-03
                       Moderate Strategy - Class D                        331118-03
                       Moderate Strategy - Class E                        335154-03
                       Moderate Strategy - Class S                        381311-03
-------------------------------------------------------------------------------------------------------------

                        Report of Independent Accountants

To the Board of Trustees of
Frank Russell Investment Company

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Frank Russell Investment Company [a series of funds comprised of Equity I, Equity II, Equity III, Equity Q, International, Fixed I, Fixed III, Diversified Equity, Special Growth, Equity Income, Quantitative Equity, International Securities, Diversified Bond, Short Term Bond, Multistrategy Bond, Real Estate Securities, Emerging Markets, Tax Exempt Bond, Tax-Managed Large Cap, Tax-Managed Small Cap, Select Value, Select Growth, Equity Aggressive Strategy, Aggressive Strategy, Balanced Strategy, Moderate Strategy, and Conservative Strategy and Tax Managed Global Equity (the "Funds")] complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of June 30, 2001. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, and with respect to agreement of security purchases and sales, for the period from December 31, 2000 (the date of our last examination), through June 30, 2001:

     . Agreement of the number of shares of beneficial interest of investments in affiliated registered investment companies owned by each Fund and held by the security depository (Frank Russell Investment Management Company) in book entry form to the records of the security depository;

     . Reconciliation of all such shares of beneficial interest to the books and records of the Funds; and

     . Agreement of a sample of security purchases and security sales or maturities since our last report from the books and records of the Funds to transaction confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of

1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Seattle, Washington
August 20, 2001

                        Report of Independent Accountants

To the Board of Trustees of
Frank Russell Investment Company

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Frank Russell Investment Company [a series of funds comprised of Equity I, Equity II, Equity III, Equity Q, International, Fixed I, Fixed III, Diversified Equity, Special Growth, Equity Income, Quantitative Equity, International Securities, Diversified Bond, Short Term Bond, Multistrategy Bond, Real Estate Securities, Emerging Markets, Tax Exempt Bond, Tax-Managed Large Cap, Tax-Managed Small Cap, Select Value, Select Growth, Equity Aggressive Strategy, Aggressive Strategy, Balanced Strategy, Moderate Strategy, and Conservative Strategy and Tax Managed Global Equity (the "Funds")] complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 31, 2001. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 2001, and with respect to agreement of security purchases and sales, for the period from June 30, 2001 (the date of our last examination), through August 31, 2001:

         . Agreement of the number of shares of beneficial interest of investments in affiliated registered investment companies owned by each Fund and held by the security depository (Frank Russell Investment Management Company) in book entry form to the records of the security depository;

         . Reconciliation of all such shares of beneficial interest to the books and records of the Funds; and

         . Agreement of a sample of security purchases and security sales or maturities since our last report from the books and records of the Funds to transaction confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of

1940 as of August 31, 2001 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP
Seattle, Washington
October 17, 2001

    Management Statement Regarding Compliance with Certain Provisions of the
                         Investment Company Act of 1940

We, as members of management of Frank Russell Investment Company [a series of funds comprised of Equity I, Equity II, Equity III, Equity Q, International, Fixed I, Fixed III, Diversified Equity, Special Growth, Equity Income, Quantitative Equity, International Securities, Diversified Bond, Short Term Bond, Multistrategy Bond, Real Estate Securities, Emerging Markets, Tax Exempt Bond, Tax-Managed Large Cap, Tax-Managed Small Cap, Select Value, Select Growth, Equity Aggressive Strategy, Aggressive Strategy, Balanced Strategy, Moderate Strategy, and Conservative Strategy and Tax Managed Global Equity (the "Funds")], are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and August 31, 2001, and from December 31, 2000 through August 31, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and August 31, 2001, and from December 31, 2000 through August 31, 2001, with respect to securities reflected in the investment accounts of the Funds.

Frank Russell Investment Company

By:        /s/ Mark Swanson
           ------------------------------------------------------
           Mark Swanson
           Treasurer and Chief Accounting Officer

           October 17, 2001
           ------------------------------------------------------
           Date